SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                              --------------------

                        Date of Report: September 5, 2002

                               AMBIENT CORPORATION
             (Exact name of registrant as specified in its charter)

Delaware                             0-23723               98-0166007
(State or Other Jurisdiction     Commission File          IRS Employer
of Incorporation)                    Number)           Identification No.)

               1033 Beacon Street, Brookline, Massachusetts 02446
                    (Address of Principal Executive Offices)

                                  617-735-9395
              (Registrant's Telephone Number, including Area Code)

                               ------------------

                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5. OTHER EVENTS

      On August 19, 2002, Ambient Corporation (hereinafter, "Ambient" or the "Company") and Consolidated Edison Company of New York, Inc. ("CECONY"), entered into an amendment (the "Amendment") to the Research and Development Agreement, dated as of February 7, 2002, entered into between them (the "Agreement") pursuant to which CECONY advanced to Ambient $175,000 in immediately available funds (the "August Advance"). The Company previously reported in its quarterly report on Form 10-QSB for the three months ended June 30, 2002 that in July 2002 CECONY advanced $90,000 (the "July Advance") under the Agreement. Both the July Advance and the August Advance were made for the purpose of assisting the Company in continuing the design, development and testing of its proposed powerline based communication technology.

      Under the terms of the Amendment, CECONY has agreed to invest $1.4 million in the Company (the "Proposed Investment") by purchasing 35 million shares of the Company's Common Stock, par value $0.001 (the "Common Stock"), subject to the completion of a satisfactory due diligence examination and further subject to the negotiation, execution and delivery of mutually acceptable and legally binding definitive documents. If the Proposed Investment is concluded on the terms that are presently contemplated, CECONY will effect the Proposed Investment as follows: (i) on or before September 30, 2002, CECONY will purchase10,000,000 shares of Common Stock for $225,000 in cash and the cancellation of all amounts owing to CECONY with respect to the August Advance; and (ii) on or before the last business day of each of the following five succeeding months, CECONY will purchase 5,000,000 shares of Common Stock for $200,000 in cash, for a total purchase price of $1,400,000.

      If the Proposed Investment is concluded, then following the purchase of the Common Stock, CECONY will, directly or through affiliates, own approximately 55% of the Company's currently issued and outstanding Common Stock, without giving effect to the exercise of the Company's outstanding warrants and options and without giving effect to the conclusion of any other investment.

      No assurance can be provided that the Company or CECONY will in fact conclude the Proposed Investment or that such Proposed Investment will in fact be concluded on terms and conditions presently contemplated or specified herein or that such Proposed Investment will not include additional terms and conditions that may not be advantageous to the Company.

      If CECONY determines, as a result of its due diligence examination, not to proceed with the Proposed Investment, Ambient is obligated to repay the July Advance and the August Advance in full together with interest thereon at the rate of five percent (5%) per annum, compounded daily, and to make such repayment no later than December 19, 2002. Additionally, if CECONY elects not to proceed with the Proposed Investment, thenthe security interest in all of Ambient's assets previously granted to CECONY under the Agreement (discussed below) will secure the repayment of the August Advance as well.

      Under the Agreement, Ambient and CECONY have agreed to cooperate in the further research and development of high-speed communication via electric power lines. Pursuant to the Agreement, CECONY advanced to the Company in February 2002 the amount of $325,000 in order to commence the demonstration phase, which was followed by the July Advance (collectively, the "Advances"). The Advances are repayable only if the Small Field Trial (as defined in the Agreement) is deemed unsuccessful; otherwise, the amount is subsumed under the royalty agreement with CECONY. Under the Agreement, the Company granted to CECONY a first priority lien on all Company assets to secure the repayment of the Advances. The lien is extinguished if the Small Field Trial is successful. Under the Agreement, CECONY will be entitled to a 2.5% royalty, based on net revenues from powerline equipment and related services for a ninety-nine year period, commencing on the date on which the agreement was signed. Royalty payments are only due if the Company has positive cash flow and will be payable quarterly, in arrears, and do not accrue from one quarter to another during periods of negative cash flow. The Company will have sole rights to any jointly developed technology.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 5, 2002                         AMBIENT CORPORATION


                                                By: /s/ John Joyce,

                                                John Joyce,
                                                Chief Executive Officer